Exhibit 99.1

For investor inquiries, contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877-698-0900 info@canopetro.com

Cano Petroleum, Inc. Enters into Agreement for

$25.0 Million Equity Funding

FORT WORTH, TX,  November 2, 2007 - Cano Petroleum, Inc. (Amex:CFW) (“Cano”) today announced that it has entered into definitive agreements with institutional investors, in a private equity transaction, to sell approximately 3,500,000 shares of common stock at a price of $7.15 per share. Written commitments were received on November 2, 2007. Gross proceeds from the transactions are anticipated at approximately $25.0 million. Closing of the transactions is subject to certain closing conditions.

Cash proceeds from the financing will be used to retire initially approximately $23.0 million in current debt under our Senior Credit Facility, and subsequently re-borrowed to accelerate the capital expenditure program, provide working capital and for general corporate purposes.

The common stock offered in the private placement has not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common stock in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven onshore fields using secondary and enhanced recovery methods. Cano trades on the American Stock Exchange under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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